EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Griffin Capital Essential Asset REIT, Inc. of our report dated March 6, 2015, relating to the consolidated financial statements and financial statement schedule of Signature Office REIT, Inc. appearing in Current Report on Form 8-K/A of Griffin Capital Essential Asset REIT, Inc. dated August 26, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

Atlanta, Georgia

September 18, 2015